UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 (Amendment No.               )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

FINANCIAL INSTITUTIONS, INC.
(Name of Registrant as Specified In Its Charter)
CLOVER PARTNERS, L.P. MHC MUTUAL CONVERSION FUND, L.P. CLOVER INVESTMENTS, L.L.C. TERRELL T. PHILEN, JR. JOHNNY GUERRY
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Clover Partners, L.P.

A copy of a letter to shareholder is being filed herewith under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Terrell T. Philen, Jr. as nominees to the board of directors of Financial Institutions, Inc. (the “Company”) and intend to solicit votes for the election of Mr. Guerry and Mr. Philen as members of the board.   MHC Mutual Conversion Fund, L.P. will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Philen at the Company’s 2016 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the participants in the solicitation, Mr. Guerry and Mr. Philen, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by MHC Mutual Conversion Fund, L.P. with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund.

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons (the “Participants”): MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C., Johnny Guerry and Terrell T. Philen, Jr.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Notice of Intent to Nominate Directors and Submit Nominees for Election that MHC Mutual Conversion Fund, L.P. filed with the SEC on April 13, 2016, which is incorporated herein by reference.

CLOVER PARTNERS, L.P.

April 29, 2016

Dear Shareholders of Financial Institutions, Inc.:

Clover Partners LP is the general partner of MHC Mutual Conversion Fund, L.P., which has nominated two candidates at this year’s annual election of directors.  We have made the nominations because we believe change is urgently needed in the boardroom of Financial Institutions, Inc. (“FISI” or the “Company”) for the reasons discussed in this letter. Some of the key reasons change is warranted are:

•	In the last 18 months, FISI has purchased two fee-based businesses which have destroyed approximately $24 million of shareholders’ tangible capital, and we estimate this is worth $52.25 million - $56 million in lost value to shareholders in the event of a sale of FISI.

•	It appears FISI’s stock price has reacted favorably to Clover’s involvement (see chart below), and we worry the stock price could react poorly to a loss by our candidates. In FISI’s words, “Protect your investment.”

•	FISI’s board determined they would rather spend $1.8 million of shareholders’ money in a proxy contest than add merely one representative from Clover as a director. Notably, Clover owns a greater percentage of FISI (5.5%, $22.5 million) than the entire board of directors combined.

•	FISI’s former CEO and major shareholder, Peter Humphrey, has publicly stated support for the position that FISI should explore all strategic options to maximize shareholder value, including a sale of the bank. This is Clover’s position as well. We estimate a sale of the bank could result in a premium to the FISI’s current share price of 20%-30%.

FISI HAS DESTROYED VALUE WITH ITS ACQUISITIONS OF FEE-BASED BUSINESSES

With its two acquisitions of fee-based businesses, Scott Danay Naylon Inc. (SDN) and Courier Capital, we estimate FISI has destroyed $23.75 million of shareholders’ tangible capital.  We estimate that capital is worth $52.25 million - $56 million in lost value should the company choose to sell (13% - 14% of FISI’s current market capitalization).

In November of 2015, we met with the Company’s management team and expressed our disapproval of transactions that result in considerable dilution to tangible book value (TBV), especially when coupled with long earn-back periods of that dilution.  In the case of SDN, we calculated an earn-back period of approximately 20 years, and as of the latest quarter, FISI had already taken a goodwill write-down associated with this acquisition.  We now estimate the earn-back period of the dilution from SDN is approximately 30 years.

At the November meeting, management indicated they would be mindful of future shareholder dilution and any additional transaction would be a bolt-on to SDN, which would help justify the economics of the transaction. Yet only a couple weeks later FISI surprised us by buying yet another fee based business platform that does absolutely nothing to help justify the economics of the SDN transaction and resulted in an additional 4% dilution to TBV with an earn-back period of at least seven years, barring future goodwill impairments. It is obvious that while representing to Clover in November that FISI would not acquire any additional platforms and be mindful of future dilution, they were well on their way to acquiring yet another platform.

FISI’S STOCK PRICE APPEARS TO LIKE OUR INVOLVEMENT. PROTECT YOUR INVESTMENT!

It has been our unfortunate experience in past activist situations that when the stock price reacts favorably to our involvement, the incumbent management team and board take credit for the stock price appreciation.  In FISI’s case, there has been a marked outperformance of the stock since our original schedule 13D was filed (see chart below). We believe the market is telling the board that it views our involvement favorably.  In the Company’s words, “Protect your investment,” and vote for our nominees.

Source: SNL Financial

The total return performance chart (see chart below) is an exhibit in FISI’s Form 10-K filed on March 8, 2016. The filing, used the SNL Bank $1B-$5B Index as a relative measure for FISI’s total return performance from 12/31/10-12/31/15 and shows that FISI significantly underperformed the index. So, while FISI is now touting its total return performance, based on the aforementioned metrics the Company has underperformed and has nothing to tout. Furthermore, it is curious that the Form 10-K filed on March 8, 2016 used the SNL Bank $1B-$5B Index for a basis of comparison, while the definitive proxy filed on April 19, 2016 used the SNL Small Cap U.S. Bank and Thrift Index. Did the Company purposely switch the index comparison to artificially inflate FISI’s total return performance on a relative basis?

Total Return Performance
Index Value
220
200
180
160
140
120
100
80
Financial Institutions, Inc.
NASDAQ Composite
SNL Bank $1B-$5B Index
12/31/10
12/31/11
12/31/12
12/31/13
12/31/14
12/31/15

Source: FISI 10K Filing
	Period Ending
Index	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15

Financial Institutions, Inc.	100.00	87.62	104.55	143.79	151.22	173.96

NASDAQ Composite	100.00	99.21	116.82	163.75	188.03	201.40

SNL Bank $1B-$5B Index	100.00	91.20	112.45	163.52	170.98	191.39
Source: FISI 10K Filing

THIS PROXY CONTEST COULD HAVE BEEN AVOIDED

THIS CONTEST COULD HAVE BEEN AVOIDED.  Since December of 2015, we have worked in earnest to avoid a proxy contest and were committed to allowing FISI’s board of directors to evaluate nominating Mr. Guerry as an additional director for this year’s election.  This would have been a single addition to the eleven member board of an individual whose firm owns more shares than the entire board of directors combined and would not have resulted in the loss of any of the board’s handpicked directors or their respective skillsets.

The board’s nominating committee rejected Mr. Guerry as a candidate after an exhaustive six week process, and settled on the reasoning that in December of 2015 he made a statement that a sale of the bank might be in the best interests of shareholders.  They stated that they believed this statement could scare off customers should he be added to the board.  If that was a legitimate concern, it should have been contemplated before the process even started, and the entire evaluation process appears to us to be nothing more than a disingenuous attempt to make shareholders believe FISI went through a good faith vetting process.

FISI’s proxy statement disclosed that the Company would spend $1.8 million in additional out-of-pocket expenses beyond those normally associated with soliciting proxies for the Annual Meeting as a result of this proxy contest. The mere addition of one of FISI’s largest shareholders to the board would have negated this unnecessary expense. Furthermore, FISI’s Form 10-Q for the latest quarter (ended March 31, 2016) indicated that the bank had already spent $360,000 in dealing with an activist shareholder. How is it possible that FISI spent this much money in the quarter when they had only rejected Mr. Guerry as a candidate on March 25, 2016? Furthermore, Clover did not even submit its intention to nominate directors until April 1, 2016. The most plausible conclusion we see is that FISI was spending money on advisors, talking with shareholders and preparing for a proxy contest while also representing to Clover that they wished to avoid that outcome and would in good faith evaluate Mr. Guerry as a candidate in order to avert the contest. In hindsight, we believe the length of Mr. Guerry’s evaluation and the process itself were both purposeful and disingenuous.

FISI’S FORMER CEO AND MAJOR SHAREHOLDER SHARES CLOVER’S VIEW ON SALE

FISI’s former CEO and major shareholder, Peter Humphrey, has publicly stated support for the position that FISI should explore all strategic options to maximize shareholder value, including a sale of the bank. This is Clover’s position as well.  We estimate a sale of the bank could result in a premium to the FISI’s current share price of 20%-30%.

We believe change is urgently needed in the boardroom of FISI and encourage you to protect your investment by voting for both of Clover’s nominees.

*******

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Terrell T. Philen, Jr. as nominees to the board of directors of Financial Institutions, Inc. (the “Company”) and intend to solicit votes for the election of Mr. Guerry and Mr. Philen as members of the board.   MHC Mutual Conversion Fund, L.P. will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Philen at the Company’s 2016 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the participants in the solicitation, Mr. Guerry and Mr. Philen, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by MHC Mutual Conversion Fund, L.P. with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund.

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons (the “Participants”): MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C., Johnny Guerry and Terrell T. Philen, Jr.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Notice of Intent to Nominate Directors and Submit Nominees for Election that MHC Mutual Conversion Fund, L.P. filed with the SEC on April 13, 2016, which is incorporated herein by reference.